Exhibit 99.1

POWER OF ATTORNEY
AND
CONFIRMING STATEMENT

      KNOW ALL PERSONS BY THESE PRESENTS, that I hereby designate, appoint, and constitute, and hereby confirm the designation, appointment and constitution of, each of Anne E. Frueh, James D. Harrington and Brandon B. Smith as my true and lawful attorney-in-fact and agent, with full power of substitution, for me and in my name, place and stead, in any and all capacities, to execute and file on my behalf all Forms 3, 4 and 5 (including any amendments thereto) that I may be required to file with the U.S. Securities and Exchange Commission and any stock exchange as a result of my direct or indirect ownership of, or transactions in, securities of Tenneco Inc. or its subsidiary companies.  I hereby further grant unto each said attorney-in-fact and agent all full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or my substitute or substitutes may lawfully do or cause to be done by virtue of the power and authority granted hereunder to each attorney-in-fact.
The authority of Anne E. Frueh, James D. Harrington and Brandon B. Smith under this Power of Attorney and Confirming Statement shall continue until I am no longer required to file Forms 3, 4 and 5 with regard to my direct or indirect ownership of or transactions in securities of Tenneco Inc. or its subsidiary companies.

 I hereby acknowledge that Anne E. Frueh, James D. Harrington and Brandon B.
Smith are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934, as amended.

Date:               September 28, 2015

Signed: /s/Henry Hummel
   Henry Hummel

717867209 00638420

717867209 00638420

717867209 00638420